150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
	20100376115-66
Ross Miller	Filing Date and Time
Secretary of State	05/27/2010 11:15 AM
State of Nevada	Entity Number
	C31753-2002

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Nutrastar International Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A Series of Preferred Stock to be designated "Series A Convertible Preferred Stock," which series will consist of 300,000 shares of the Preferred Stock, par value $.001 per share, of the corporation and have the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations and restrictions that are set forth in Exhibit A attached hereto and incorporated herein.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A

CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
NUTRASTAR INTERNATIONAL INC.

NUTRASTAR INTERNATIONAL INC., a Nevada corporation (the "**Company**"), hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Company (the "**Board**") by its Amended and Restated Articles of Incorporation and pursuant to the provisions of the Nevada Revised Statutes, the Board has adopted resolutions authorizing the issuance of 300,000 shares of Series A Convertible Preferred Stock, $0,001 par value per share, of the Company and providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

1. Designation. The designation of the series of preferred stock created hereby shall be "Series A Convertible Preferred Stock" (the "**Series A Preferred Stock**") and the number of shares constituting the Series A Preferred Stock shall be 300,000 shares.

2. Liquidation Preference.

(a) Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (each, a "**Liquidation Event**"), after payment or provision for payment of debts and other liabilities of the Company, before any distribution or payment shall be made to the holders of any Junior Stock (as defined below) of the Company by reason of their ownership thereof, the holders of Series A Preferred Stock shall first be entitled to be paid in cash out of the assets of the Company available for distribution to its stockholders an amount with respect to each share of Series A Preferred Stock equal to $28.00 (the "**Original Series A Purchase Price**"), plus any declared and accrued but unpaid dividends thereon in accordance with Section 3 below (such amount, the "**Liquidation Preference Amount**"). "**Junior Stock**" means the common stock, par value $0.001 per share of the Company (the "**Common Stock**") and any other class or series of stock of the Company, now existing or hereafter authorized not expressly designated as ranking senior to or *pari passu with* the Series A Preferred Stock in respect of the right to participate in distributions or payments upon a Liquidation Event.

(b) If the assets of the Company are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 2(a) to all holders of Series A Preferred Stock, then such assets shall be distributed among the holders of Series A Preferred Stock then outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c) After payment has been made to the holders of the Series A Preferred Stock of the full amount of the Liquidation Preference Amount, the holders of Junior Stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

3. Dividend Rights. The holders of shares of Series A Preferred Stock shall receive cumulative dividends, *pro rata* among such holders, prior to and in preference to any dividend on outstanding Junior Stock at the per annum rate of 6% of the Original Series A Purchase Price, payable in additional shares of Series A Preferred Stock (the "**Series A PIK Dividends**"). Dividends on each share of Series A Preferred Stock will accrue daily and be cumulative from the date such share of Series A Preferred Stock is issued, shall compound quarterly, and shall be payable upon the occurrence of a Liquidation Event, Conversion, Mandatory Conversion, or from time-to-time at the discretion of the Board (the date of such occurrence, a "**Dividend Payment Date**"). When dividends on the Series A Preferred Stock are paid on a Dividend Payment Date, each such additional share of Series A Preferred Stock shall be valued at the Original Series A Purchase Price, which may be adjusted from time to time pursuant to a split, subdivision, combination or other similar events with respect to the then outstanding Series A Preferred Stock. The record date for payment of dividends on the Series A Preferred Stock will be the fifteenth day of the calendar month immediately preceding the relevant Dividend Payment Date (each, a "**Dividend Record Date**"), whether or

not such day is a business day. The amount of dividends payable will be computed on the basis of a 360 day year of twelve 30-day months, and for any period of less than a month, actual days elapsed over a 30-day month.

4. Conversion Rights. The holders of Series A Preferred Stock shall have the following conversion rights (the "**Conversion Rights**"):

(a) Optional Conversion. Subject to and in compliance with this Section 4, at any time on or after the issuance of the Series A Preferred Stock, each share of Series A Preferred Stock may be converted, at the option of the holder into fully paid, nonassessable shares of Common Stock at a conversion rate (the "**Conversion Rate**") calculated by dividing the Liquidation Preference Amount of the Series A Preferred Stock being converted by the Conversion Price (a "**Conversion**") in effect as of the date of the delivery by such holder of its Conversion Notice (as defined below). The "**Conversion Price**" means $2.80 per share, initially, which may be adjusted from time to time pursuant to Section 4(d). Any holder may, at such holder's option, elect to convert all or any portion of the shares of Series A Preferred Stock held by such holder into a number of fully paid and nonassessable shares of Common Stock. In the event of a Liquidation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such Liquidation Event to the holders of Series A Preferred Stock.

(b) Mandatory Conversion. All outstanding shares of the Series A Preferred Stock shall automatically convert to shares of Common Stock, subject to the conversion restrictions set forth in Section 4(f) hereof (the "**Mandatory Conversion**"), at the earlier to occur of (x) the Company's shares of Common Stock being listed on the New York Stock Exchange, the New York Amex, the NASDAQ Global Market, the NASDAQ Global Select Market or the NASDAQ Capital Market (each, a "**National Stock Exchange**") and the registration statement on Form S-1 or such other appropriate form promulgated by the Securities and Exchange Commission (the "**Commission**") registering the Common Stock underlying the securities pursuant to the Purchase Agreement (the "**Registration Statement**") being declared effective by the Commission, and (y) 12 months from the date that the Company's shares of Common Stock are first listed on a National Stock Exchange. (each, a "**Qualified Event**").

(i) Holders of shares of the Series A Preferred Stock so converted may deliver to the Company at its executive office, or to the Company's Transfer Agent, as applicable, the certificate or certificates for the Series A Preferred Stock so converted. As promptly as practicable thereafter, the Company shall issue, or shall cause its Transfer Agent to issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Until such time as a holder of shares of the Series A Preferred Stock shall surrender its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock issuable pursuant to this Section 4(b).

(ii) All outstanding shares of Series A Preferred Stock shall, pursuant to this Section 4(b), be converted into Common Stock for all purposes within twenty (20) business days following the occurrence of a Qualified Event (the "**Mandatory Conversion Date**"), notwithstanding the failure of any holder or holders thereof to surrender any certificate representing such shares on or prior to such date. On and after the Mandatory Conversion Date, (i) no share of Series A Preferred Stock shall be deemed to be outstanding or be transferable on the books of the Company or the stock transfer agent, if any, for the Series A Preferred Stock, and (ii) each holder, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares shall have been converted. On the Mandatory Conversion Date, all such shares shall be retired and canceled and shall not be reissued.

(c) Mechanics of Optional Conversion. The Conversion of Series A Preferred Stock shall be conducted in the following manner:

(i) Holder's Delivery Requirements. To convert Series A Preferred Stock into full shares of Common Stock on any date (a "**Conversion Date**"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a completed and fully executed notice of conversion in the form attached hereto as Exhibit I (the "**Conversion Notice**"), to the Company

at 7/F Jinhua Mansion, 41 Hanguang Street, Nangang District, Harbin 150080, China, Attention: Chief Executive Officer, Facsimile: 86-451-82287746 and (B) surrender to the Company or its Transfer Agent (as defined below) as soon as practicable following such Conversion Date the original certificates representing the shares of Series A Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) and the originally executed Conversion Notice.

(ii) Company's Response. Subject to Section 7 below, upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. The Company or its designated transfer agent (the "**Transfer Agent**"), as applicable, shall, within ten (10) trading days following the date of such receipt, issue and deliver to the holder one or more certificates in the name of the holder or its designees representing the number of shares of Common Stock to which the holder shall be entitled.

(iii) Converted Common Stock Held in Book-Entry Form. If the holder specifies in the Conversion Notice that instead of receiving certificates representing Common Stock as described above in Section 4(b)(ii), the holder prefers to receive the shares due of Common Stock upon conversion in book-entry form, then instead of issuing such certificates, if applicable, the Company or the Transfer Agent shall issue and deliver to the Depository Trust Company ("**DTC**") account on the holder's behalf, via the Deposit Withdrawal Agent Commission System ("**DWAC**"), registered in the name of the holder or its designee, the number of shares of Common Stock to which the holder shall be entitled, according to instructions received in or with the Conversion Notice. Notwithstanding the foregoing, the Company or its Transfer Agent shall only be obligated to issue and deliver shares to DTC on a holder's behalf via DWAC if a registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock is then effective.

(iv) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than ten (10) business days after the Company's receipt of such holder's originally executed Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company's independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time the accountant received the disputed calculations. Such accountant's calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder's calculation was correct, or by the holder, in the event the Company's calculation was correct, or equally by the Company and the holder in the event that neither the Company's or the holder's calculation was correct. The period of time in which the Company is required to effect conversions or redemptions hereunder shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 4(c)(iv).

(v) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(d) Adjustment to Conversion Price.

(i) If, at any time or from time to time after the filing of this Certificate of Designation with the Secretary of State of the State of Nevada (the "**Original Series A Filing Date**"), the Company shall issue any Additional Stock (as defined below) without consideration or for consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, then such Conversion Price in effect immediately prior to such issuance shall (except as otherwise provided in this Section 4(d)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional

Stock plus (y) the number of shares of Common Stock that the aggregate consideration received by the Company for the total number of such Additional Stock so issued would purchase at such Conversion Price; and the denominator of which shall be equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Stock plus (y) the number of shares of such Additional Stock so issued.

(ii) No adjustment of the Conversion Price for any Series A Preferred Stock shall be made in an amount less than one cent per share; provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 4(d)(v)(C), 4(d)(v)(D) and 4(d)(viii) no adjustment of such Conversion Price pursuant to this Section 4(d) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(iii) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(iv) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board irrespective of any accounting treatment.

(v) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d):

(A) The aggregate number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including but not limited to the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued and outstanding at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(iii) and 4(d)(iv)), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(B) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including but not limited to the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued and outstanding at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received or account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(iii) and 4(d)(iv)).

(C) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including but not limited to a change resulting from the antidilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(D) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(E) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(v)(A) and 4(d)(v)(B) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(v)(C) or 4(d)(v)(D).

(vi) **"Additional Stock"** shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(v)) by the Company after the Original Series A Filing Date, other than:

(A) shares of Common Stock issued or so deemed to have been issued upon conversion of shares of Series A Preferred Stock;

(B) shares of Common Stock issued or so deemed to have been issued to officers, directors, consultants or employees of the Company if approved by the Company's Board;

(C) shares of Common Stock (or options, warrants or other rights to purchase such Common Stock) issued or so deemed to have been issued in connection with acquisitions, merger transactions, consolidations or similar business combinations;

(D) shares of Common Stock issued or so deemed to have been issued in connection with leases, bank financings, credit agreements or similar instruments with equipment lessors, commercial lenders, banks, or similar financial institutions if approved by the Board;

(E) shares of Common Stock issued or so deemed to have been issued in connection with a strategic alliance or corporate partnering transaction entered into by the Company;

(F) shares of Common Stock issued or so deemed to have been issued pursuant to options and warrants outstanding on the Original Series A Filing Date; and

(G) shares of Common Stock issued or so deemed to have been issued pursuant to a transaction described in Section 4(d)(vii), for which adjustments are made pursuant to such Section.

(vii) In the event the Company at any time or from time to time after the Original Series A Filing Date fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (**"Common Stock Equivalents"**) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(v).

(viii) If the number of shares of Common Stock outstanding at any time after the Original Series A Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price shall be appropriately increased so

that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(e) Mergers or Consolidations. If at any time or from time to time prior to the date of a Conversion there is a merger, consolidation or similar capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for in Section 4(d) above) (each a "**Reorganization**"), then as a part of such Reorganization, provision shall be made so that each holder at the time of such Reorganization shall thereafter be entitled to receive, upon conversion of the Series A Preferred Stock in lieu of the Common Stock immediately theretofor acquirable upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion of such holder's Series A Preferred Stock would be entitled on such Reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, the resulting or surviving corporation (if not the Company) shall expressly assume the obligations to deliver, upon the exercise of the conversion privilege, such securities or property as the holders of Series A Preferred Stock remaining outstanding (or of other convertible preferred stock received by such holders in place thereof) shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as provided above. If this Section 4(e) applies to a Reorganization, Section 4(d) shall not apply to such Reorganization.

(f) Beneficial Ownership Limitation. The Company shall not be obligated to effect any conversion of the Series A Preferred Stock, and a holder shall not have the right to convert any portion of the Series A Preferred Stock to the extent that after giving effect to such conversion, such holder (together with such holder's affiliates, and any other person or entity acting as a group together with such holder or any of such holder's affiliates), as set forth on the applicable Conversion Notice, would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of this Section 4(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the "**Exchange Act**"). To the extent that the limitation contained in this Section 4(f) applies, the determination of whether the Series A Preferred Stock is convertible (in relation to other securities owned by such holder together with any affiliates) and of which shares of Series A Preferred Stock is convertible shall be in the sole discretion of such holder, and the submission of a Conversion Notice shall be deemed to be such holder's determination of whether the shares of Series A Preferred Stock may be converted (in relation to other securities owned by such holder) and which shares of the Series A Preferred Stock is convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, each holder will be deemed to represent to the Company each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 4(f), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Company's most recent Form 10-Q or Form 10-K, (B) a more recent public announcement by the Company or (C) any other notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of a holder, the Company shall within five trading days confirm orally to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Convertible Preferred Stock, by such holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The "**Beneficial Ownership Limitation**" shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preferred Stock held by the holder. The Beneficial Ownership Limitation provisions of this Section 4(f) may be waived by such holder, at the election of such holder, upon not less than 61 days' prior notice to the Company. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 4(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series A Preferred Stock.

5. Voting Rights. The holders of shares of Series A Preferred Stock shall be entitled to the following voting rights:

(a) Holders of the Series A Preferred Stock (i) shall be entitled, notwithstanding any provision hereof, to notice of any stockholder's meeting in accordance with the Bylaws of the Company, and (ii) shall vote on an "as converted" basis, together with the Common Stock, as a single class, in connection with any proposal submitted to the Company's stockholders, except as required by the Nevada Revised Statute.

(b) Whenever holders of Series A Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Each share of Series A Preferred Stock shall entitle the holder thereof to the number of votes equal to the number of shares of Common Stock issuable upon Conversion of one share of Series A Preferred Stock based on the then applicable Conversion Rate.

6. No Impairment. The Company will not, by amendment of its Amended and Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

7. No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

8. Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Company shall mail to each holder of Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

9. Notices. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to the Company shall be addressed to the Company's President at the Company's principal place of business on file with the Secretary of State of the State of Nevada. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

10. No Charge for Conversion. The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holders for such certificates and without any tax in respect of the issuance of such certificates.

11. Reservation of Shares. On and after the initial issuance of the Series A Preferred Stock, the Company shall at all times reserve and keep available out of any stock held as treasury stock or out of its authorized but unissued Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, no less than one hundred (100%) of the aggregate number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Company shall immediately, in accordance with the laws of the State of Nevada, increase the authorized amount of its Common Stock if, at any

time, the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Series A Preferred Stock.

12. Return of Status as Authorized Shares. Upon a Conversion or any other redemption or extinguishment of the Series A Preferred Stock, the shares converted, redeemed or extinguished will be cancelled (and may not be reissued as shares of Series A Preferred Stock) and automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

13. Amendment. This Certificate of Designation constitutes an agreement between the Company and the holders of the Series A Preferred Stock. For as long as any shares of Series A Preferred Stock are outstanding, the terms hereof may be amended, modified, repealed or waived only by the affirmative vote or written consent of holders of fifty one percent (51%) of the then outstanding shares of Series A Preferred Stock, voting together as a class and series, other than any provision hereof which shall require the affirmative vote or written consent of a higher percentage of the then outstanding shares of Series A Preferred Stock.

* * * * *

EXHIBIT I

CONVERSION NOTICE

(To be Executed by the Holder

in order to Convert the Preferred Stock)

The undersigned hereby irrevocably elects to convert (the "Conversion") shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"), represented by stock certificate No(s).__________ (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") of Nutrastar International Inc. (the "Company") according to the conditions of the Certificate of Designations filed with the Secretary of State of the State of Nevada by the Company on May 27, 2010. (the "Certificate of Designations"). If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith the Preferred Stock Certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Series Preferred Stock shall be made either in compliance with the registration requirements of the Securities Act of 1933, as amended (the "Act"), or pursuant to any exemption from registration under the Act.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion: ____

Applicable Conversion Price: ____

Number of shares of Preferred Stock to be converted: ______________________________

Number of shares of Common Stock to be Issued: * ______________________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the undersigned on the Date of Conversion: ______________________

Signature: ______________________________________

Name: ______________________________________

Address:** ____

Fax No.: ____

*The Company is not required to issue shares of Common Stock until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or its Transfer Agent. The Company shall issue and deliver shares of Common Stock to an overnight courier not later than ten (10) trading days following receipt of the original Preferred Stock Certificate(s) to be converted.

**Address where shares of Common Stock and any other payments or certificates shall be sent by the Company.